Exhibit 99.5

Consent of Robert R. Yohanan

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named and described in the Registration Statement on Form S-4 filed by Byline Bancorp, Inc. (“Byline”) with the Securities and Exchange Commission on February 8, 2018, and all supplements and amendments thereto (the “Registration Statement”), as a person proposed to become a director of Byline following the completion of the merger described in the Registration Statement and to the filing or attachment of this consent as an exhibit to the Registration Statement.

/s/ Robert R. Yohanan
Name:	Robert R. Yohanan
Date:	February 8, 2018